Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS SECOND QUARTER 2025
FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

Partnership discussions for pilavapadin remain underway following Phase 2b PROGRESS study results

IND-enabling studies of LX9851 for obesity and related disorders on track for completion in 2025 with licensee Novo Nordisk expected to submit IND

Enrollment completion for SONATA Phase 3 study in both obstructive and non-obstructive hypertrophic cardiomyopathy (HCM) on target for 2026

Conference call and webcast at 8:30 am ET

The Woodlands, Texas, August 6, 2025 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended June 30, 2025, and provided an update on key corporate milestones and accomplishments.

“We continue to make great strides against the strategy we set forth as an R&D focused company,” said Mike Exton, Ph.D., Lexicon’s chief executive officer and director. “I’m very pleased with the strong progress we are making across the board on our objectives. Partnership discussions for pilavapadin are underway with full Phase 2 data in hand which we expect will be presented at an upcoming medical meeting. Our IND-enabling work for LX9851 is on schedule for completion this year which we expect will add value to both Lexicon and our licensee Novo Nordisk. Patient enrollment in our SONATA Phase 3 study for sotagliflozin in both obstructive and non-obstructive HCM is accelerating with site initiations now surpassing 100. Lastly, our licensee Viatris continues to make strong progress in its filing strategy to bring sotagliflozin to many more markets outside the U.S. and EU, with the potential for Lexicon to begin receiving royalties on Viatris sales of sotagliflozin next year.”

“In the first half of 2025, we have made important advancements across our programs while remaining focused on diligent resource allocation,” said Scott Coiante, Lexicon’s senior vice president and chief financial officer. “We will continue to ensure all operational spend is optimized to invest in our R&D programs and achieve our strategic objectives for this year.”

Second Quarter 2025 Business and Pipeline Highlights

Pilavapadin (LX9211) for Diabetic Peripheral Neuropathic Pain (DPNP)
•Pilavapadin is an orally delivered, small molecule drug candidate for the treatment of DPNP, among other potential indications.
•Pilavapadin has the potential to become the first oral, non-opioid drug therapy approved in neuropathic pain in more than 20 years.
•Partnership discussions are underway with additional data which the company expects to present at a medical meeting in September.

LX9851 for Obesity and Associated Cardiometabolic Disorders
•LX9851 is a novel, non-incretin oral development candidate that inhibits Acyl-CoA Synthetase 5 (ACSL5) and is in preclinical development for obesity and weight management.

•In March 2025, Lexicon announced an exclusive licensing agreement for LX9851 with Novo Nordisk. Under the terms of the agreement, Lexicon received an upfront payment of $45 million in April and is eligible to receive up to $1 billion in upfront and potential development, regulatory and sales milestone payments. Lexicon is also eligible for tiered royalties on net sales of LX9851.
•Lexicon is on track to complete IND-enabling studies of LX9851 in 2025 in preparation for planned IND submission and initiation of clinical development by Novo Nordisk, which would potentially trigger up to an additional $30 million in near-term milestone payments to Lexicon.

Sotagliflozin
Sotagliflozin is an oral inhibitor of sodium-glucose cotransporter types 2 and 1 (SGLT2 and SGLT1) and has been studied in approximately 20,000 patients across multiple cardiometabolic indications.

INPEFA® for Heart Failure
•Sotagliflozin remains commercially available in the U.S. for heart failure as INPEFA®.

Hypertrophic Cardiomyopathy (HCM)
•Enrollment is underway in SONATA-HCM, a pivotal Phase 3 placebo-controlled study with a targeted enrollment of 500 patients with obstructive or nonobstructive hypertrophic cardiomyopathy (HCM).
•Lexicon surpassed 100 sites initiated in 20 countries across the United States, Europe and Latin America, and is well positioned to meet its goal of 130 sites by the end of the third quarter of 2025.

License to Viatris for all indications ex-U.S. and ex-EU
•Lexicon has supported licensee Viatris in its regulatory filing strategy for sotagliflozin outside of the U.S. and EU.
•Viatris recently announced it has been preparing regulatory approval applications for sotagliflozin in a number of ex-U.S. markets.

T1D (Zynquista®)
•Lexicon is currently in the end-of-review process with FDA and remains focused on evaluating the potential to bring this treatment to market for people with T1D.

Data and Publications Highlights
•Lexicon presented details of its SONATA-HCM study design at one of the premier international heart failure meetings: Heart Failure 2025, the Annual Congress of the Heart Failure Association of the European Society of Cardiology (ESC).
•Data from a study evaluating the impact of sotagliflozin on hypoglycemia in people with type 1 diabetes was delivered as an oral presentation during the 85th Scientific Sessions of the American Diabetes Association (ADA). At the meeting, the company also presented topline data from its PROGRESS Phase 2b study evaluating pilavapadin (LX9211) in adults with DPNP.

Second Quarter 2025 Financial Highlights

Revenues: Total revenues for the second quarter of 2025 increased to $28.9 million from $1.6 million for the corresponding period in 2024. Total revenues for the second quarter of 2025 consist of $27.5 million of licensing revenue derived from the Company’s licensing agreement with Novo Nordisk and $1.3 million of revenues from sales of INPEFA® (sotagliflozin).

Research and Development (R&D) Expenses: Research and development expenses for the second quarter of 2025 decreased to $15.7 million from $17.6 million for the corresponding period in 2024, primarily reflecting lower external research expense on our PROGRESS clinical trial study partially offset by increased investment in our SONATA Phase 3 clinical trial study in HCM.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the second quarter of 2025 decreased to $9.4 million from $39.2 million for the corresponding period in 2024. The decrease in 2025 reflects lower costs as a result of our strategic repositioning in late 2024 and the significantly reduced marketing efforts in 2025 for INPEFA.

Net Income (Loss): Net income for the second quarter of 2025 was $3.3 million, or $0.01 per diluted share, as compared to a net loss of $53.4 million, or $0.17 net loss per share, in the corresponding period in 2024. For the second quarters of 2025 and 2024, net income (loss) included non-cash, stock-based compensation expense of $3.2 million and $4.9 million, respectively.

Cash, Investments, and Restricted Cash: As of June 30, 2025, Lexicon had $139 million in cash and investments and $29 million in restricted cash, as compared to $238.0 million in cash and investments as of December 31, 2024. The change in cash, investments, and restricted cash includes cash severance payments of $7.5 million related to the strategic repositioning in late 2024.

Conference Call and Webcast Information
Lexicon management will hold a live conference call and webcast today at 8:30 am ET / 7:30 am CT to review its financial and operating results and to provide a general business update. A live audio webcast of the call can be accessed by visiting the Events page of the Company’s investor relations website at https://investors.lexpharma.com/. Participants who wish to ask a question may register here to receive dial-in numbers and a unique pin to join the call. An archived version of the webcast will be available on the website for 30 days.

About Lexicon Pharmaceuticals
Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through the Genome5000™ program, Lexicon’s unique genomics target discovery platform, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has advanced multiple medicines to market and has a pipeline of promising drug candidates in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor and Media Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$1,322	$1,617	$2,584	$2,710
Licensing revenue	27,544	—	27,544	—
Royalties and other revenue	—	30	—	67
Total revenues	28,866	1,647	30,128	2,777
Operating expenses:
Cost of sales	33	166	63	197
Research and development, including stock-based
compensation of $1,620, $1.679, $3,194 and $3,273, respectively	15,747	17,643	31,050	32,015
Selling, general and administrative, including stock-based
compensation of $1,575, $3,180, $3,044 and $5,888, respectively	9,350	39,192	20,958	71,252
Total operating expenses.	25,130	57,001	52,071	103,464
Income (loss) from operations	3,736	(55,354)	(21,943)	(100,687)
Interest and other expense	(2,318)	(2,211)	(4,153)	(7,159)
Interest income and other	1,834	4,136	4,053	6,020
Net income (loss)	$3,252	$(53,429)	$(22,043)	$(101,826)

Net income (loss) per common share, basic	$0.01	$(0.17)	$(0.06)	$(0.37)
Net income (loss) per common share, diluted	$0.01	$(0.17)	$(0.06)	$(0.37)

Weighted average common shares outstanding, basic	363,294	310,836	362,687	278,113

Weighted average common shares outstanding, diluted	363,570	310,836	362,687	278,113

	As of	As of
Consolidated Balance Sheet Data	June 30, 2025	December 31, 2024
(In thousands)
Cash and investments	$139,007	$237,957
Restricted cash	29,000	—
Property and equipment, net	2,132	2,484
Goodwill	44,543	44,543
Total assets	225,583	298,420
Long-term debt, net	56,107	100,298
Accumulated deficit	(1,989,285)	(1,967,242)
Total stockholders' equity	129,440	145,950

For Investor and Media Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com